Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Citizens South Banking Corporation and Subsidiaries

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-60750, 333-105765, 333-146396 and 333-165152) of Citizens South Banking Corporation and Subsidiaries of our report dated March 30, 2012, related to the audits of the consolidated financial statements of Citizens South Banking Corporation and Subsidiaries as of December 31, 2011 and 2010, for each of the years in the three-year period ended December 31, 2011, which report is included in the December 31, 2011 Annual Report on Form 10-K of Citizens South Banking Corporation and Subsidiaries.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina
March 30, 2012